                                                                    EXHIBIT 10.3

             PRINCIPAL FINANCIAL GROUP INCENTIVE PAY PLAN (PRINPAY)
                  AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001

                       SECTION 1. INTRODUCTION AND PURPOSE

The Principal Financial Group Incentive Pay Plan (the "Plan") is designed to motivate employees who work for the Principal Financial Group(R) to perform at levels which will ensure the success of the Company. The Plan is intended to pay financial rewards based on performance. The Plan was originally adopted by Principal Life Insurance Company of Des Moines, Iowa on January 1, 1995 and has since been amended from time to time. Prior to the date of this restatement, the Plan was amended and restated on January 1, 1999. This amended and restated version of the Plan has been adopted and assumed by the Company as of January
1, 2001 The Plan remains in effect until amended, suspended or terminated.

                              SECTION 2. PLAN YEAR

The Plan Year is the calendar year beginning on January 1 and ending on December 31.

                             SECTION 3. DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

"Adjusted Consolidated GAAP Equity" for any period means the ending equity of the Company and its consolidated subsidiaries, taken as a whole, as determined in accordance with GAAP, adjusted for accumulated other comprehensive income or loss, as defined by GAAP, unless otherwise determined by the Committee.

"Award Component" means one of the following: corporate, business unit or individual performance weighted for a Participant.

"Award Opportunity" means the percentage of a Participant's Fixed Salary earnable under the Plan if target performance for the Plan Year is met.

"Award Opportunity Scale" means the percentage of the Award Opportunity earnable under the Plan if minimum, maximum or any other scale factors that have been identified are met. The Award Opportunity Scale is a percentage of the Award Opportunity. The Award Opportunity Scale may be any that the Committee shall deem appropriate, provided that, for the Plan Year commencing in 2001 and, unless otherwise specified by the Committee by March 15 of the relevant Plan Year, the Award Opportunity scale shall be 0%, 50%, 100%, 150% and 200% (maximum) of the Award Opportunity.

"Beneficiary" or "Beneficiaries" means the person, persons or entity entitled under Section 7 to receive any Plan benefits payable after a Participant's death, If a Participant dies before receiving an award to which he or she is entitled, the award will be paid to the person(s) or entity designated as the beneficiary for the Participant's life insurance benefit through The Principal Trust for Life Insurance Benefits for Employees.

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Amended and Restated as of January 1, 2001.
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"Board" means the Board of Directors of the Company, or the successor thereto.

"Cause" shall mean any one or more of the following:

     (i) a Participant's commission of a felony or other crime involving fraud, dishonesty or moral turpitude;

     (ii) a Participant's willful or reckless material misconduct in the performance of the Participant's duties;

     (iii) A Participant's habitual neglect of duties; or

     (iv) A Participant's willful or intentional breach of obligations to an Employer, provided that, if such breach involved an act, or failure to act, which was done, or omitted to be done, by a Participant in good faith and with a reasonable belief that a Participant's act, or failure to act, was in the best interest of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause, if, within 30 days after a Participant is given written notice of such breach that specifically refers to this definition, a Participant cures such breach to the fullest extent that it is curable;

provided, however, that Cause shall not include any one or more of the following:

     (i) a Participant's negligence, other than a Participant's habitual neglect of duties or gross negligence; or

     (ii) any act or omission believed by a Participant in good faith to have been in or not opposed to the interest of the Company (without intent of the Participant to gain, directly or indirectly, a profit to which the Participant was not legally entitled).

"Committee" means the Human Resources Committee of the Board or such other committee of the Board as the Board shall designate from time to time, which committee shall be composed of two or more outside directors.

"Company" means Principal Mutual Holding Company and its successors and assigns and any company which shall acquire substantially all of its assets.

"Disability" means, with respect to any Participant, long-term disability as defined under any long-term disability plan maintained by the Company or a Subsidiary in which the Participant participates. In the event of any question as to whether a Participant has a Disability, the plan administrator of the relevant long-term disability plan shall determine whether a disability exists, in accordance with such plan.

"Employer" means the Company and any Subsidiary whose employees are designated as Participants under the Plan.

"Exempt" means an employee who is not subject to the minimum wage and overtime pay provisions of the Fair Labor Standards Act. These employees include executives, administrative employees, professional employees and those engaged in outside sales.

"Fair Labor Standards Act" means 29 U.S.C. Section 201 et seq.


                                        2

Amended and Restated as of January 1, 2001.

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"Final Warning" means a disciplinary action designated to be a final warning.

"Fixed Salary" means the gross amount of earnings received for base salary, lump sum merit, Personal Time Off, shift differential, on-call pay, holiday pay, overtime and short-term disability coverage during the Plan Year. Fixed Salary does not include the award earned under this Plan or any other bonus, incentive or commission and paid in the current Plan Year.

"GAAP" means generally accepted accounting principles, consistently applied.

"Individual Goals" means one or more financial or non-financial measure established for the Plan Year between the Participant and the Participant's leader, at 100% performance, which may also have written Award Opportunity Scales.

"Job Level" means an Employer's internal hierarchical level of a job that is used to determine eligibility and participation in corporate programs and amenities.

"Non-exempt" means an employee who is subject to the minimum wage and overtime pay provisions of the Fair Labor Standards Act.

"Operating Earnings" means operating earnings of the Company and its consolidated subsidiaries, consistent with GAAP principles, unless otherwise determined by the Committee.

"Participant" means an employee who has met the eligibility requirements for the Plan Year. For the purposes of Section 8, "Participant" shall include only an employee who was employed by an Employer before the date of the applicable Change of Control.

For purposes of Section 8 "Executive Participant" means an employee at the level of vice president or equivalent and above who has met the eligibility requirements for the Plan Year. For the purposes of Section 8, "Executive Participant" shall include only an employee who was employed by an Employer before the date of the applicable Change of Control.

"Performance Measures" means one or more financial or non-financial measures established for the Plan Year. The Committee shall establish performance levels of achievement for the Award Opportunity Scale, in order to reflect the level of recognition to be afforded to partial achievement of, or to surpassing, the level of achievement targeted for such objective for such Plan Year. The corporate and business unit Performance Measures shall be selected from such measures as the Committee or Plan Administrator shall deem appropriate, including, without limitation, ROE, Operating Earnings, earnings before interest, taxes, depreciation and amortization ("EBITDA"), budget, customer satisfaction and total shareholder return.

"Plan" means the Principal Financial Group Incentive Pay Plan, as currently in effect and as the same may be amended from time to time,

"Plan Administrator" means the committee, committees or persons in Section 9, that have been designated by the Chief Executive Officer and approved by the Committee.

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Amended and Restated as of January 1, 2001.


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"Retirement" means a termination of a Participant's employment for any reason other than death, Disability or Cause and qualifying to retire under the terms of any pension plan maintained by the Company or a Subsidiary.

"ROE" means, with respect to any calendar year, Operating Earnings divided by the average Adjusted Consolidated GAAP Equity for the year (prior 12-month period ending Adjusted Consolidated GAAP Equity plus end of 12-month period Adjusted Consolidated GAAP Equity, divided by two) unless otherwise determined by the Committee.

"Pro-Ration Factor" means the number of days as a Participant under the Plan divided by 365 days.

"Subsidiary" means (1) any corporation in which the Company owns, directly or indirectly, at least 50% of the outstanding equity interests and over which the Company has effective control, or (2) any other entity or joint venture, domestic or non-domestic, in which the Company, directly or indirectly, owns an interest and that is designated in writing as a "Subsidiary" by the Plan Administrator for purposes of this Plan.

"Threshold Objectives" means one or more minimal performance objectives established hereunder that must be achieved in order for any payment to be made for the Plan Year. Such Threshold Objectives may be any measure of performance that the Committee shall deem appropriate, provided that, for the Plan Year commencing in 2001 and, unless otherwise specified by the Committee by March 15 of the relevant Plan Year, the Threshold Objectives shall be:

     (1) The Principal must maintain the minimum claims paying/financial strength rating from 2 of the 3 rating agencies: Fitch AA-, Moody's Aa3 and Standard & Poors AA-; and

     (2) Adjusted Consolidated GAAP Equity for the end of the Plan Year, stated as a percentage of the general account assets of Principal Life Insurance Company, must be at least 6%; and

     (3) Principal Life Insurance Company must have a Risk Based Capital Ratio (as defined by the National Association of Insurance Commissioners) of at least 150%.

                             SECTION 4. ELIGIBILITY

Exempt employees of an Employer are Participants in the Plan on their date of hire. Non-exempt employees of an Employer are eligible to participate in the Plan if they work at least 20 hours per week on a regularly scheduled basis and become a Participant after completing six months of employment.

Unless pre-approved by the Plan Administrator in writing, an employee who is a Participant in the Plan is not eligible to participate in any other Company or Subsidiary annual incentive, bonus or commission plan. Unless pre-approved by the Plan Administrator in writing, employees who are participants in other annual incentives, bonus or commission plans are not eligible to be Participants in the Plan.


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Amended and Restated as of January 1, 2001.

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      SECTION 5. TARGET AWARD OPPORTUNITY, PERFORMANCE MEASURES AND SCALES


Participants will be assigned an Award Opportunity based on their job or Job Level with an Employer . The Award Opportunity will be paid if stated target Performance Measures are achieved. The Plan Administrator will approve the Award Opportunity and Award Opportunity Scale for Participants at and below the Vice President level. The Committee will approve the Award Opportunity and Award Opportunity Scale for Participants at the Senior Vice President level or above.

Each Participant's Award Opportunity and Award Opportunity Scale will be segmented into one or more of the following Award Components: corporate, business unit and/or individual, as determined by the Plan Administrator for Participants at and below the Vice President Level, and by the Committee for Participants at the Senior Vice President level or above. The weighting of these components will be determined by the Plan Administrator or the Committee as the case may be. One component's performance will not directly affect the portion of the Award Opportunity earnable from another component except as it relates to the Threshold Objectives.

At the start of each Plan Year, Performance Measures that correspond to the Award Opportunity Scale will also be determined. Corporate Performance Measures will be approved by the Committee. Business Unit Performance Measures will be approved by the Plan Administrator. Individual Goals will be set jointly between the Participant and the Participant's leader. The Individual Goals for the Chief Executive Officer of The Principal shall be established by the Committee. The Individual Goals can vary from year to year, from one position to another, and from one incumbent to another. Where the development of appropriate Individual Goals for a partial year would be impractical, eligibility for the individual component may be delayed until the following Plan Year or paid at the Award Opportunity level with approval by the leader.

                         SECTION 6. AWARD DETERMINATION

Unless otherwise determined by the Plan Administrator in writing, the Participant's Award Opportunity for calculation of the annual award is determined by the Participant's job or Job Level and business unit with an Employer held on the last day of the Plan Year and will be applied for the entire Plan Year.

Unless otherwise determined by the Plan Administrator, Pro-Ration Factor will be applied to a Participant's award if the Participant transfers to or from a ineligible position within the Plan Year.

When needed, interpolated performance levels for Corporate Performance Measures, Business Unit Performance Measures, and where appropriate, Individual Goals will be established on a straight-line basis in the Award Opportunity Scale. If actual performance falls below the minimum Performance Measure set forth for a particular Award Component, that Award Component will be zero, If actual performance is above the maximum Performance Measure for a particular Award Component, that Award Component will be the maximum determined by the Committee.

Notwithstanding anything else contained in this Plan to the contrary, all Threshold Objectives with respect to such Plan Year must be met in order for any award to be made under this Plan.

The Committee approves corporate and business unit Performance Measure results. Leaders approve Individual Goal results.


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Amended and Restated as of January 1, 2001.

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At the end of the Plan Year the value of the actual awards is calculated by completing the following steps. Step 1: Determination of the Component Score. The Component Score is the corporate, business unit or individual component percentage that is the weighted average of the scores of the Performance Measures for one or more Performance Measures and Individual Goals established for each component. Step 2: Determination of Award Score. The Award Score is the weighted average of Component Scores for the appropriate components (corporate, business unit, individual). Step 3: Determination of Participant award. The annual award paid to each will be calculated by multiplying, 1) the Participant's Fixed Salary earnings received during the Plan Year; by 2) the Award Opportunity, by (3) Award Score, and by (4) the Pro-Ration Factor.

In comparing actual performance against the Performance Measures, the Committee, by recommendation of the Chief Executive Officer may exclude from such comparison any extraordinary gains, losses, charges, or credits which appear on the Company's books and records as it deems appropriate. An extraordinary item may include, without limiting the generality of the foregoing, an item in the Company's financial statements reflecting an accounting rule, tax law, or major legislative change not taken into consideration in the establishment of the Performance Measures. In addition, the impact of a material disruption in the U.S. economy or a substantive change in the Company's business plans also may be deemed to be such an extraordinary item.

In no event will the sum of all annual awards paid to Participants under the Plan exceed 6% of pre-tax GAAP operating earnings of the Company for the Plan Year. If the awards calculated for the year would so exceed 6% of operating earnings, all calculated awards under the plan shall be proportionately reduced so the awards aggregate to no more than 6% of operating earnings.

                            SECTION 7. DISTRIBUTIONS

No payment shall be made to any Participant who is on Final Warning any time during the Plan Year.

Award payments shall be made following the release of audited results after the end of the Plan Year in which they are earned, but no later than March 15.

Upon a Participant's death prior to the end of the Plan Year, the Participant's Beneficiary (or, if none is named, the Participant's estate) shall receive an early distribution based on the Fixed Salary received during the Plan Year, multiplied by the Award Opportunity. Upon a Participant's death following the close of the Plan Year, but prior to an Award payment, the Participant's Beneficiary (or, if none is named, the Participant's estate) shall receive a distribution at the same times as other Participants and the amount payable shall be calculated according to Section 6.

Unless otherwise determined by the Plan Administrator in writing, upon a Participant's Disability, Retirement, or involuntary termination due to office closing, downsizing or outsourcing, the Participant shall receive a distribution at the same time as other Participants and the amount payable shall be calculated according to Section 6.

If a Participant terminates and is rehired during a Plan Year, the Participant's eligibility will be restored as if they had not terminated and there will be no Pro-Ration Factor of the award payable to the Participant. Non-exempt employees who have not completed the 6-month employment period to be a

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Amended and Restated as of January 1, 2001.

Participant in the Plan will use the adjusted service date to determine when they are eligible to be a Participant in the Plan.

If a Participant is separated from employment for Cause, as determined by the Company, the Participant shall not be entitled to receive any further payment under the Plan with respect to any Plan Year.

Except as provided in Section 8, if a Participant's employment is terminated for any other reason other than those otherwise outlined above, the Participant shall not be entitled to receive any payment in respect to any Plan Year that had not ended prior to the date of the Participant's termination of employment.

                          SECTION 8. CHANGE OF CONTROL

Capitalized words used in this Section 8 have the meaning ascribed to them under the Principal Severance Pay Plan for Senior Executives as amended from time to time, unless the context clearly indicates otherwise. Notwithstanding the foregoing, the following terms shall have the meanings ascribed to them in
Section 3 hereof: Board, Company, Disability, Employer, Executive Participant, Participant, Plan.

Within ten (10) days following the later of a Change Date or Merger of Equals Cessation Date ("Trigger Date"), the Company shall pay each Executive Participant an amount equal to the Executive Participant's Target Annual Bonus for the year in which the Trigger Date occurs multiplied by fraction, the numerator of which is the number of days elapsed in the year up to and including the Trigger Date, and the denominator of which is 365, in satisfaction of the Company's obligations under the Plan for the period prior to the Trigger Date,

If, during the Post-Change Period (other than during a Post-Merger of Equals Period) an Executive Participant's employment is terminated other than for Cause or Disability, or an Executive Participant terminates employment for Good Reason, the Company shall pay the Executive Participant the Executive Participant's Target Annual Bonus for the year in which such termination occurs multiplied by a fraction, the numerator of which is the number of days elapsed in the year up to and including the Termination Date, and the denominator of which is 365, in satisfaction of the Company's obligations under the Plan for the period prior to the Termination Date, Any amounts payable under this paragraph shall be reduced (but not below zero) by the amount of any annual bonus paid to the Executive Participant with respect to the Employer's fiscal year in which the Termination Date occurs. If an Executive Participant receives a payment pursuant to this third paragraph of this Section 8, the Executive Participant may not also receive payment pursuant to the fourth paragraph of this Section 8.

If the Plan is terminated on or after the Trigger Date, within the same Plan year as the Trigger Date, or any amendment to the Plan is adopted that adversely affects the rights of any Participant or Beneficiary, the Company shall pay the Participant the Participant's Target Annual Bonus for the year in which such amendment or Plan termination occurs multiplied by a fraction, the numerator of which is the number of days elapsed in the year up to and including the amendment or Plan termination, and the denominator of which is 365, in satisfaction of the Company's obligations under the Plan for the period prior to the amendment or Plan termination. Any amounts payable under this paragraph shall be reduced (but not below zero) by the amount of any annual bonus paid to an Executive Participant with

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Amended and Restated as of January 1, 2001.

respect to the Employer's fiscal year in which the Trigger Date occurs. If an Executive Participant receives a payment pursuant to this fourth paragraph of this Section 8, the Executive Participant may not also receive payment pursuant to the third,paragraph of this Section 8.

Any amounts payable under this Section 8 shall be reduced (but not below zero) by the amount of any annual bonus paid to an Executive Participant with respect to the Employer's fiscal year in which the Trigger Date occurs.

                            SECTION 9. ADMINISTRATION

The Plan Administrator shall maintain such procedures and records as will enable the Plan Administrator to determine the Participants and their Beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof.

The Plan Administrator shall have the exclusive right, power, and authority, in its sole, full and absolute discretion, to interpret any and all of the provisions of the Plan, to supervise the administration and operation of the Plan, and to consider and decide conclusively any questions (whether fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan. Any decision or action of the Plan Administrator shall be conclusive and binding on all parties, including the Participants. The Plan Administrator shall also have the discretion and authority to adopt and revise rules and procedures relating to the Plan, to correct any defect or omission or reconcile any inconsistency in this Plan or any payment hereunder, and to make any other determinations that it believes necessary or advisable in the administration of the Plan.

                  SECTION 10. AMENDMENT AND TERMINATION OF PLAN

The Committee shall have the authority to amend the Plan at any time and from time to time. Any such amendments must be made by written instrument, and notice of such amendment shall be provided to Participants as soon as practical after adoption.

The Company reserves the right to terminate the Plan in any respect and at any time and may do so at any time pursuant to a written resolution of the Committee.

Notwithstanding anything else to the contrary set forth in the Plan, no amendment or termination of the Plan may adversely affect the rights of any Participant or Beneficiary in respect to an award determined or earned with respect to a Plan Year.

                            SECTION 11. MISCELLANEOUS

No Participant or other employee shall at any time have a right to be selected for participation in the Plan, despite having previously participated in the Plan or any other incentive or bonus plan of the Company or any of it affiliates.




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Amended and Restated as of January 1, 2001.

The existence of this Plan, as in effect at any time or from time to time, or participation under the Plan, shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any employee or Participant, nor shall it constitute a right to remain in the employ of the Company or it's Subsidiary.

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered, sent by first class, registered or certified mail, or by such other means as the Committee, in its sole discretion, may deem appropriate. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company's address, c/o the Plan Administrator. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known home address in the Participant's Employer's records.

Nothing contained in the Plan shall constitute a guaranty by any Employer or any other person or entity that the assets of such entity will be sufficient to pay any benefit hereunder.

Subject to the provisions of applicable law, no interest of any person or entity in any award, or any right to receive any distribution or other benefit under the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, or other alienation or encumbrance of any kind; nor may such interest in any award, or right to receive any distribution or any benefit under the Plan, be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including (but not limited to) claims for separate maintenance and claims in bankruptcy proceedings.

The Plan shall be construed and administered under the laws of the State of Iowa.

The Employer shall have the right to deduct, from amounts payable pursuant to the Plan or from amounts otherwise payable to the Participant (or payable to the beneficiary of the Participant, if the Participant is deceased), any taxes required by law to be withheld from such awards.

Nothing contained in this Plan shall be construed to prevent the Company, or any Subsidiary, from taking any corporate action which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any awards made under this Plan. No employee, beneficiary, or other person shall have any claim against the Company, or a Subsidiary, as a result of any such action.

Nothing express or implied in this Plan is intended or may be construed to give any person other than Participants and Beneficiaries any rights or remedies under this Plan.

A recipient of any payment under this Plan who is not a current employee of an Employer, shall have the obligation to inform the Company of his or her current address, or other location to which payments are to be sent. Neither the Company nor any Subsidiary shall have any liability to such recipient, or any other person, for any failure of such recipient, or person, to receive any payment if it sends such payment to the address provided by such recipient by first class mail, postage paid, or other comparable delivery method. Notwithstanding anything else in this Plan to the contrary, if a recipient of any payment cannot be located within 120 days following the date on which such payment is due after reasonable efforts by the Company or a Subsidiary, such payments and all future payments owing to

Amended and Restated as of January 1, 2001.

such recipient shall be forfeited without notice to such recipient. If, within two years (or such longer period as management, in its sole discretion, may determine), after the date as of which payment was forfeited (or, if later, is first due), the recipient, by written notice to the Company, requests that such payment and all future payments owing to such recipient be reinstated and provides satisfactory proof of their identity, such payments shall be promptly reinstated. To the extent the due date of any reinstated payment occurred prior to such reinstatement, such payment shall be made to the recipient (without any interest from its original due date) within 90 days after such reinstatement.

On behalf of the Human Resources Committee of the Board of Directors of the Company, this Amended and Restated Incentive Pay Plan has been executed this _______ day of _____________, 2001.





By:
   -----------------------------
C. Daniel Gelatt, Jr., Chair
















                                       10

Amended and Restated as of January 1, 2001.